AS FILED WITH THE SECURITIES AND EXCHANGE
                         COMMISSION ON JANUARY 10, 2005


                                                  Registration No. 333-_________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            AMERICAN OIL & GAS, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                                         88-0451554
           ------                                         ----------
(State or other jurisdiction of             (I.R.S. employer identification No.)
incorporation or organization)

              1050 17th Street, Suite 1850, Denver, Colorado 80265
              ----------------------------------------------------
               (Address of principal executive offices) (Zip code)

                             2004 Stock Option Plan
                              Employment Agreement
                             Stock Warrant Agreement
                             -----------------------
                           (Full titles of the plans)

                               Andrew P. Calerich
                                    President
                            American Oil & Gas, Inc.
                          1050 17th Street, Suite 1850
                             Denver, Colorado 80265

                     (Name and address of agent for service)

                                 (303) 991-0173

          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Alan L. Talesnick, Esq.
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776


                                   CALCULATION OF REGISTRATION FEE


================================= ============== ================== ================== ==================
                                                  Proposed maximum   Proposed maximum
      Title of securities          Amount to be    offering price        aggregate          Amount of
        to be registered            registered       per share*       offering price    registration fee
--------------------------------- -------------- ------------------ ------------------ ------------------
Common stock, $.001 par value,
issuable under the 2004 Stock        2,500,000         $2.47            $6,175,000           $726.80
Option Plan
--------------------------------- -------------- ------------------ ------------------ ------------------
Common stock, $.001 par value,
issued under the Employment           500,000          $2.47            $1,235,000           $145.36
Agreement
--------------------------------- -------------- ------------------ ------------------ ------------------
Common stock, $.001 par value,
issuable upon exercise of the
warrant granted under the Stock       163,200          $1.09             $177,888            $20.93
Warrant Agreement
--------------------------------- -------------- ------------------ ------------------ ------------------
Total                                3,163,200                                               $893.09
================================= ============== ================== ================== ==================

* The proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act of 1933. With respect to the 2,500,000 shares reserved for future issuance under the 2004 Stock Option
     Plan and the 500,000 shares that have been issued under the Employment
     Agreement, the proposed maximum offering price is based on the average of the closing bid price of $2.45 per share, and closing ask price of $2.49 per share, of the registrant's common stock as reported on the OTC Bulletin
     Board on January 6, 2005. With respect to the 163,200 shares reserved for future issuance under the Stock Warrant Agreement, the proposed maximum aggregate offering price was calculated using $1.09, the price at which warrant granted under the Stock Warrant Agreement may be exercised.




                                EXPLANATORY NOTE

     This registration statement registers (i) the issuance of shares of common stock pursuant to the exercise of options under our 2004 Stock Option Plan; (2) resales of shares that may be issued under our 2004 Stock Option Plan; (3) resales of shares that have been issued under an Employment Agreement; (4) shares of common stock that may be issued under a Stock Warrant Agreement; and
(5) resales of shares that may be issued under a Stock Warrant Agreement.

     This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3. The second part contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in
Part I of Form S-8. This plan information, the statement of availability of registrant information and any other information required by Item 2 of Part I of Form S-8 will be sent or given to participants of the employee benefit plans as specified by Rule 428 under the Securities Act of 1933.

                            AMERICAN OIL & GAS, INC.

                                  Common Stock

                                 663,200 Shares

                               ------------------

                               REOFFER PROSPECTUS

                               ------------------


     Selling stockholders of American Oil & Gas, Inc. may from time to time offer and sell up to an aggregate of 663,200 shares of common stock to the public under this reoffer prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders. However, to the extent that a selling stockholder exercises options to purchase shares of common stock that are sold under the registration statement of which this reoffer prospectus is a part, we will receive the proceeds from the exercise of those options.

     The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices or negotiated prices. The selling stockholders are current or former officers and other employees, directors, consultants and advisors who (1) have acquired their shares of common stock under the Employment Agreement, and/or (2) who may acquire their shares of common stock under the 2004 Stock Option Plan or the Stock Warrant Agreement.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "AOGI". On January 6, 2005, the closing sale price of our common stock was $2.48 per share.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this reoffer prospectus is January 10, 2005.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

     PROSPECTUS SUMMARY........................................................1

     RISK FACTORS..............................................................2

     Cautionary Statement Regarding Forward-Looking Statements.................7

     THE COMPANY...............................................................8

     SELLING STOCKHOLDERS.....................................................10

     PLAN OF DISTRIBUTION.....................................................10

     LEGAL MATTERS............................................................11

     EXPERTS..................................................................11

     SECURITIES AND EXCHANGE COMMISSION  POSITION ON CERTAIN INDEMNIFICATION..11

     WHERE YOU CAN FIND MORE INFORMATION......................................12

     INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................12

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Unless the context otherwise requires, references in this prospectus to the "Company", "we", "us" or "ours" refer to American Oil & Gas, Inc., a Nevada corporation.

                               PROSPECTUS SUMMARY
                               ------------------

     The following summary highlights information contained in this reoffer prospectus. It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire reoffer prospectus carefully, including the "Risk Factors" section.

The Company         We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States.

                    In 2003, we purchased oil and gas leasehold interests in and to approximately 22,200 net unproved and undeveloped acres in Montana and Wyoming, from Tower Colombia Corporation, a Colorado corporation ("Tower"), and North Finn, LLC, a Wyoming limited liability company ("North Finn"). In that transaction, we purchased a fifty percent (50%) ownership share of Tower and North Finn's leasehold interests in the Krejci Prospect, located in Niobrara County, Wyoming, the Bear Creek Prospect located in Carbon County, Montana and in certain coal bed methane leases located in the Powder River Basin of Wyoming. Each of these projects comprised only unproved and undeveloped mineral leases.

                    In conjunction with the transaction with Tower and North Finn, a Participation Agreement was executed on January 17, 2003 whereby Tower and North Finn, and the principals of each, agreed to provide us with the right to participate, on an equal basis (50% for us and 50% for them), in (i) any financing transaction regarding an oil and/or gas exploration and production asset, or (ii) acquisition or disposition of oil and/or gas exploration and production assets that becomes available to any of them. The agreement expires February 18, 2005. The principals of Tower and North Finn have also agreed to provide us with oil and gas operational and technical expertise.

                    Our current areas of exploration and development are focused in:
                    o    the Big Sky Project, Richland County, Montana
                    o    the Krejci Oil Project, Powder River Basin, Wyoming
                    o the Bear Creek Coal Bed Methane Prospect, Big Horn Basin, Montana
                    o    the SG Oil Prospect, Williston Basin, North Dakota
                    o    the West Rozel Project, Box Elder County, Utah, and
                    o    the Douglas Project, Powder River Basin, Wyoming

The Offering        The selling stockholders may sell a total of 663,200 shares of common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders.
                    However, to the extent that a selling stockholder exercises options to purchase shares of common stock that are sold under the registration statement of which this reoffer prospectus is a part, we will receive the proceeds from the exercise of those options.

Company Offices     Our principal executive offices are located at 1050 17th
                    Street, Suite 1850, Denver, Colorado 80265, telephone number
                    (303) 991-0173.

                                  RISK FACTORS
                                  ------------

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning our company in addition to the other information in this reoffer prospectus.

Risks related to our industry, business and strategy

     We have had operating losses in the past and there is no assurance that we will ever operate profitably. We have reported net losses for the nine months ended September 30, 2004, for the fiscal year ended December 31, 2003 and for previous years. There is no assurance that our current or future operations will be profitable.

     We depend on a strategic relationship to conduct our operations, the loss of which could significantly harm our business. We are highly dependent on the personnel of Tower Energy Corporation, based in Denver, Colorado, and the personnel of North Finn LLC, based in Casper, Wyoming, for our oil and gas operational and technical expertise. We currently do not employ enough personnel with oil and gas expertise to conduct our business on our own. The loss of these relationships could have a material adverse effect on us.

     We have a limited operating history in the oil and gas business. We currently have two full-time employees. Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas;
(2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.

     We could be adversely impacted by changes in the oil and gas market, which we cannot predict. The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.

     Our ongoing overhead exceeds our incoming revenue and our cash resources are not unlimited. We need to increase our sources of revenue and/or funding in order to sustain operations for the long run. There is no assurance that this will occur.

     We may not discover commercially productive reserves. Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.

     Exploratory drilling is an uncertain process with many risks. Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

     o    unexpected drilling conditions,
     o    pressure or irregularities in formations,
     o    equipment failures or accidents,
     o    adverse weather conditions,
     o    compliance with governmental requirements,
     o shortages or delays in the availability of drilling rigs and the delivery of equipment, and
     o    shortages of trained oilfield service personnel.

     Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.

     Our exploration and development activities are subject to reservoir and operational risks. Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

     Our operations require large amounts of capital. Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend a minimum of approximately $3,700,000 on exploration and development activities during our fiscal year ending December 31, 2005. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:

     o    our success in locating and producing reserves in other projects,
     o    the level of production from existing wells, and
     o    prices of oil and gas.

     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:

     o a substantial portion of our operating cash flow being dedicated to the payment of principal and interest,
     o our being more vulnerable to competitive pressures and economic downturns, and
     o    restrictions on our operations.

     If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.

     Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects. Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:

     o    have a material adverse effect on our results of operations,
     o    limit our ability to attract capital,
     o make the formations we are targeting significantly less economically attractive,
     o    reduce our cash flow and borrowing capacity, and
     o    reduce the value and the amount of any future reserves.

     Various factors beyond our control will affect prices of oil and gas, including:

     o    worldwide and domestic supplies of oil and gas,
     o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,
     o political instability or armed conflict in oil or gas producing regions,
     o    the price and level of foreign imports,
     o    worldwide economic conditions,
     o    marketability of production,
     o    the level of consumer demand,
     o    the price, availability and acceptance of alternative fuels,
     o    the availability of processing and pipeline capacity,
     o    weather conditions, and
     o    actions of federal, state, local and foreign authorities.

     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.

     Accounting rules may require write-downs. Under full cost accounting rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

     We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results. It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.

     Our industry is highly competitive and many of our competitors have more resources than we do. We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

     Technological changes could put us at a competitive disadvantage. The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.

     Our industry is heavily regulated. Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.

     Our operations must comply with complex environmental regulations. Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.

     Our business depends on transportation facilities owned by others. The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

     Attempts to grow our business could have an adverse effect. Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

     There is a limited market for our Common Stock, and an investor cannot expect to liquidate his investment regardless of the necessity of doing so. The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with them as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral.

     Sales of a substantial number of shares in the open market may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock. Although our stock is illiquid, at the time of effectiveness of the registration statement, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 16,641,500 to 17,304,700. If we or the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that we or the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

     As of January 6, 2005, 12,499,702 shares of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well. 7,774,702 shares of common stock, including those underlying our convertible securities, that are not being registered in the registration statement are "restricted securities" as that term is defined under the Securities Act. Though not currently registered, these restricted securities may be sold in compliance with Rule 144 of the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may, sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.

     Our board of directors can issue preferred stock with terms that are preferential to our common stock. Our board of directors may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:

     o the establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;
     o greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and
     o the right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

            Cautionary Statement Regarding Forward-Looking Statements
            ---------------------------------------------------------

     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as "may," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and elsewhere in the documents we file with the SEC that are incorporated herein.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All sale proceeds will be received by the selling stockholders. However, to the extent that a selling stockholder exercises options to purchase shares of common stock that are sold under the registration statement of which this reoffer prospectus is a part, we will receive the proceeds from the exercise of those options. We expect to use the proceeds from the exercise of those options for exploration activities, development activities, infrastructure construction, other possible acquisitions or for working capital. Specific determinations will be made at the respective times that the exercises occur.

     The amounts and timing of our actual expenditures will depend upon numerous factors, including our marketing and sales activities, and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes.

                                   THE COMPANY
                                   -----------

     Overview

     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. During 2003, we acquired undeveloped oil and gas prospects and participated in initial drilling operations in certain of our projects in Montana and Wyoming. Prior to these acquisitions, we had not had operations for some time.

     We were incorporated on February 15, 2000, as DrGoodTeeth.com, to engage in the business of operating an online dental resource website. After attempting to operate the business for over two years, our founders were unsuccessful in generating a going concern. They had approached all the dental supply companies in Thailand but were unsuccessful in securing any sponsors or advertisers and were unable to generate adequate traffic to the DrGoodTeeth.com website. As a result of a continued lack of profitability in operating the online dental resource website and because the previous officers and directors no longer had the time to devote full effort to the business of the Company, we changed our operational focus in January 2003 to oil and gas exploration and production.

     On January 17, 2003, in anticipation of acquiring oil and gas interests and in an effort to more accurately reflect the expected change in our operational focus, we changed our name from DrGoodTeeth.com to American Oil & Gas, Inc. Accordingly, our stock symbol was changed from "DRGT" to the current symbol "AOGI."

     Recent Events Concerning Our Business

     On December 17, 2004, we completed the acquisition of approximately 10,000 net unproved leasehold acres in North Dakota. A portion of the initial acquisition price was paid by the issuance of 135,000 shares of our common stock to the sellers. The sellers are also entitled to receive the lesser of 1,000,000 shares of our common stock or the number of our shares of common stock valued at $1,000,000, if an initial test well results in a commercial discovery. The additional number of shares to be issued to the sellers shall be determined by taking the weighted average daily trading price of the Company's common stock for a 20 calendar day period, beginning 10 days prior to rig release and ending 10 days after rig release, and dividing the weighted average daily trading price into 1,000,000.

     At September 30, 2004, we owned interests in six gross (.243 net) producing wells at our Big Sky project, and during the quarter ended September 30, 2004 these wells produced a cumulative total of 115,975 barrels of oil equivalent (3,688 boe net to the Company's interest). We expect to participate in four additional wells and own interests in 10 gross (approximately .7 net) wells in our Big Sky project by year-end 2004. Including the wells drilled during 2004, we anticipate participating in a total of 52 gross (approximately 2.5 net) wells in this project over the next three years.

     In June 2004 we signed an agreement for a private company to drill either two horizontal or four vertical wells to test the Mowry formation at our southern Powder River Basin Wyoming, Krejci oil project. The agreement covers approximately 20,000 gross (approximately 10,000 net) leasehold acres out of a total of approximately 39,000 gross (approximately 19,000 net) leasehold acres. The private company will retain 100% working interest in each well drilled and in three of the eight offset locations surrounding that well. We expect to benefit not only from the information received from drilling, but also from the addition of one or more proved undeveloped locations for each successful well drilled. Under a continuous drilling obligation, the private company has the right to drill up to 10 additional wells and earn three more offset locations for each well drilled. We have retained the right to participate in any or all drilling and could own up to 18.75% in the each of the private company initial and offset wells, 31.25% to 50% in the other offset locations and 50% in all other acreage. The private company has commenced the evaluation process by drilling an initial well in order to attempt completion and/or stimulation. Several wells are planned and various drilling and completion techniques are expected to be employed.

     During June 2004, we entered into an option agreement which will allow us to earn a 50% interest in approximately 103,000 gross (approximately 98,000 net) undeveloped leasehold acres in Converse and Niobrara counties, Wyoming, in the area we call our Douglas project. We have a 50% interest in the option acquired, and have identified multiple exploration opportunities within the identified acreage block.

     We have evaluated our ownership in the approximately 4,400 gross (2,200 net to our interest) leasehold acres in the Powder River Basin of Wyoming, in areas we refer to as West Recluse, Glasgow and Bill and in the seven currently producing wells that we own at West Recluse. Because this is not a core area of development and because we feel our other projects offer greater opportunity for larger development potential, on September 30, 2004, we sold a major portion of our ownership in this area. We sold 90% of our interest in this acreage position and 90% of our interest in the existing seven producing West Recluse wells. As part of the agreement, we retained a 5% carried working interest in all additional wells drilled on this acreage. We received sales proceeds of approximately $1.255 million.

                              SELLING STOCKHOLDERS
                              --------------------

     The following table sets forth the name and position of each selling stockholder, the number of shares of common stock owned by such person before the offering (including shares that may be acquired pursuant to the exercise of outstanding options), the number of shares of common stock to be offered by each such person, and, assuming the sale of all shares covered by this reoffer prospectus, the number of shares and the percentage of all outstanding shares owned by each such person after the offering.

                                       Number of Shares                                         Percentage Of
                                       Of Common Stock    Number Of Shares   Number Of Shares    Outstanding
                                         Owned Before        Covered by        Owned After       Shares Owned
          Name/Position                    Offering      Reoffer Prospectus      Offering       After Offering
          -------------                    --------      ------------------      --------       --------------
Andrew P. Calerich                        500,000(1)            500,000            0                  0
    President, Chief Financial Officer
    and Director

David W. Willson(2)                          163,200            163,200            0                  0

TOTAL SHARES OFFERED                                            663,200

------------------

(1) Of these shares, 250,000 became vested on July 1, 2004 and 250,000 will vest on July 1, 2005, provided that Mr. Calerich continues to be employed by us on that date in accordance with the terms and conditions of the Employment Agreement between us and Mr. Calerich dated July 16, 2003.

(2) These shares are issuable upon exercise of a warrant to purchase shares of common stock. We granted this warrant at an exercise price of $1.09 per share to David W. Willson, president of Stanbridge Capital, in connection with our letter agreement with Stanbridge dated March 19, 2004 to develop our West Rozel Prospect in Box Elder County, Utah. This warrant expires in March 2006.

                              PLAN OF DISTRIBUTION
                              --------------------

     We are registering the sale or other transfer of 663,200 shares of our common stock on behalf of the selling stockholders. We will bear all fees and expenses incident to the registration of these shares. We will not receive any of the proceeds from the resale of these shares.

     The selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose to sell their shares from time to time on any national securities exchange or quotation service, in the over-the-counter market or through the writing of options, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, the selling stockholders, or their donees, pledgees, transferees or other successors in interest, may choose one or more of the following alternatives:

     o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this reoffer prospectus; and

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders also may sell shares short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares.

     If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of shares from whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this reoffer prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under that act. We have agreed to indemnify the selling stockholders and any such brokers against certain liabilities, including liabilities under the Securities Act of 1933 as underwriters or otherwise.

     The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the offered securities by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                  LEGAL MATTERS
                                  -------------

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this reoffer prospectus.

                                     EXPERTS
                                     -------

     The financial statements of American Oil & Gas, Inc. appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 have been audited by Wheeler Wasoff, P.C., independent auditors, and for the fiscal year ended December 31, 2002 have been audited by Clyde Bailey P.C., independent auditors. Those financial statements are set forth in their reports included in the Annual Report and incorporated in this reoffer prospectus by reference. Those financial statements are incorporated in this reoffer prospectus by reference in reliance upon those reports and upon the authority of those firms as experts in auditing and accounting.

                       SECURITIES AND EXCHANGE COMMISSION
                       POSITION ON CERTAIN INDEMNIFICATION
                       -----------------------------------

     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas, Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer's or director's duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by American Oil & Gas, Inc. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     This reoffer prospectus constitutes a part of a registration statement on Form S-8 we filed with the SEC under the Securities Act of 1933. This reoffer prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this reoffer prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

     In each instance where a statement contained in this reoffer prospectus refers to the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are subject in all respects by this reference.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC in accordance with that act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, these materials filed electronically by us with the SEC are available at the SEC's Internet site at http://www.sec.gov. The SEC's Internet site contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC
                -------------------------------------------------

     The SEC allows us to "incorporate by reference" the information we file with them, which means: incorporated documents are considered part of this reoffer prospectus; we can disclose important information to you by referring to those documents; and information we file with the Securities and Exchange Commission will automatically update and supersede both this reoffer prospectus, as well as the information previously filed with the SEC.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

     o    Our Annual Report on Form 10-KSB/A for the year ended December 31,
          2003;

     o Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

     o Our Current Reports on Form 8-K reporting events occurring on each of April 15, 2004, April 22, 2004, May 17, 2004, July 9, 2004, August 2,
          2004, August 17, 2004, September 28, 2004, October 1, 2004, October 12, 2004 and November 17, 2004;

     o Our Proxy Statement dated June 15, 2004 concerning our Annual Meeting of Stockholders held on July 12, 2004;

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this reoffer prospectus and prior to the termination of the offering made under this reoffer prospectus; and

     o The description of our common stock contained in our Form 10-SB12G filed with the SEC on September 18, 2000 and in our Form SB-2 filed with the SEC on December 3, 2004, as amended on December 20, 2004.

     We will provide without charge to each person to whom a copy of this reoffer prospectus has been delivered, upon written or oral request of such person, a copy of each document incorporated in this reoffer prospectus by reference. Requests for copies should be directed to Andrew P. Calerich, President, American Oil & Gas, Inc., 1050 17th Street, Suite 1850, Denver, Colorado 80265, telephone (303) 991-0173).

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in (a) through (f) below are incorporated by reference in this prospectus. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of the filing of such documents.

          (a) Our Annual Report on Form 10-KSB/A for the year ended December 31, 2003;

          (b) Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

          (c) Our Current Reports on Form 8-K reporting events occurring on each of April 15, 2004, April 22, 2004, May 17, 2004, July 9, 2004, August 2,
     2004, August 17, 2004, September 28, 2004, October 1, 2004, October 12,
     2004 and November 17, 2004;

          (d) Our Proxy Statement dated June 15, 2004 concerning our Annual Meeting of Stockholders held on July 12, 2004;

          (e) Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this reoffer prospectus and prior to the termination of the offering made under this reoffer prospectus; and

          (f) The description of our common stock contained in our Form 10-SB12G filed with the SEC on September 18, 2000 and in our Form SB-2 filed with the SEC on December 3, 2004, as amended on December 20, 2004.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Clyde Bailey, P.C., independent auditors, have audited our financial statements as of and for the year ended December 31, 2002, and Wheeler Wasoff, P.C., independent auditors, have audited our financial statements as of and for the year ended December 31, 2003, as set forth in their respective reports. The financial statements are included in reliance on such reports given upon the authority of Clyde Bailey, P.C. and Wheeler Wasoff, P.C. as experts in accounting and auditing. Neither Clyde Bailey, P.C. nor Wheeler Wasoff, P.C. has any ownership interest in us.

     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 36,000 shares of the Company's common stock.

Item 6. Indemnification of Officers and Directors.

     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas, Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer's or director's duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit.

     Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes.

Item 7. Exemption From Registration Claimed.

     The shares to be offered and sold under the reoffer prospectus were initially issued by us in transactions deemed exempt from registration under the Securities Act of 1933 in reliance on either Rule 701 promulgated under that act as offers and sales of securities pursuant to an employee benefit plan or contract relating to compensation, Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering, or Rule 504, 505 or 506 under Regulation D of that act.

Item 8. Exhibits.

     4.1 2004 Stock Option Plan (filed as Appendix B to the Company's Definitive Proxy Statement on Schedule 14A on June 16, 2004).*

     4.2 Employment Agreement dated July 16, 2003 between American Oil & Gas, Inc. and Andrew P. Calerich (filed as Exhibit 10(iv) to the Company's Form 10-QSB on November 19, 2003).*

     4.3 Stock Warrant Agreement dated May 26, 2004 between American Oil & Gas, Inc. and David W. Willson. Filed herewith.

     5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered. Filed herewith.

     23.1      Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

     23.2      Consent of Wheeler Wasoff, P.C.  Filed herewith.

     23.3      Consent of Clyde Bailey P.C.   Filed herewith.

     24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

               ---------------

               *  Incorporated by reference.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
               Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 10th day of January, 2005.

                                          AMERICAN OIL & GAS, INC.

                                          By: /s/ Andrew P. Calerich
                                          --------------------------------------
                                          Andrew P. Calerich, President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Andrew P. Calerich, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                    Title                              Date
---------                    -----                              ----

/s/ Patrick D. O'Brien       Chairman of the Board and Chief    January 10, 2005
------------------------     Executive Officer (Principal
Patrick D. O'Brien           Executive Officer)


/s/ Andrew P. Calerich       President and Chief Financial      January 10, 2005
------------------------     Officer (Principal Financial and
Andrew P. Calerich           Accounting Officer)


/s/ Kendell V. Tholstrom     Director                           January 10, 2005
------------------------
Kendell V. Tholstrom

/s/ Nick DeMare              Director                           January 10, 2005
------------------------
Nick DeMare

/s/ M.S. ("Moni") Minhas     Director                           January 10, 2005
------------------------
M.S. ("Moni") Minhas

/s/ Alan Gelfand             Director                           January 10, 2005
------------------------
Alan Gelfand

                                  Exhibit Index

4.1 2004 Stock Option Plan (filed as Appendix B to the Company's Definitive Proxy Statement on Schedule 14A on June 16, 2004).*

4.2 Employment Agreement dated July 16, 2003 between American Oil & Gas, Inc. and Andrew P. Calerich (filed as Exhibit 10(iv) to the Company's Form 10-QSB on November 19, 2003).*

4.3 Stock Warrant Agreement dated May 26, 2004 between American Oil & Gas, Inc. and David W. Willson. Filed herewith.

5.1 Opinion of Patton Boggs LLP concerning the legality of the securities being registered. Filed herewith.

23.1      Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2      Consent of Wheeler Wasoff, P.C.  Filed herewith.

23.3      Consent of Clyde Bailey P.C.  Filed herewith.

24.2 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

          ---------------

          *  Incorporated by reference.